Exhibit 99.4

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of December 20, 2019 (this “Agreement”), is made and entered into by and among IAC/InterActiveCorp, a Delaware corporation (“Parent”), Buzz Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Care.com, Inc. Stockholders listed on the signature pages hereto (collectively, the “Stockholders” and, together with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and Care.com, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to commence the Offer and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned Subsidiary of Parent, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholders collectively Beneficially Own 2,570,000 shares of common stock, par value $0.001 per share, of the Company, as set forth on Exhibit A attached hereto (the “Existing Common Shares”); and

WHEREAS, as a material condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1      Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Certificate of Designations” means the Certificate of Designations of Convertible Preferred Stock, Series A of the Company.

“Covered Company Shares” means, with respect to each Stockholder, (a) any Existing Common Shares Beneficially Owned by such Stockholder, (b) any Existing Preferred Shares Beneficially Owned by such Stockholder and (c) any Company securities of which such Stockholder has Beneficial Ownership after the date hereof.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.001 per share.

“Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, or the entry into any contract or understanding with respect to any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, including, with respect to any capital stock or interests in capital stock, the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Company securities, in cash or otherwise.

Section 1.2      Interpretations.

(a)       Each capitalized term used but not defined in this Agreement has the meaning given to it in the Merger Agreement.

(b)       Where a reference in this Agreement is made to a Section or Exhibit such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument, or statute defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner it means that the party is legally obligated to do so under this Agreement.

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ARTICLE II
TENDER AGREEMENT

Section 2.1      Agreement to Tender.

(a)       Each Stockholder hereby agrees (i) to promptly (and, in any event, not later than ten (10) Business Days after commencement of the Offer) validly tender or cause to be validly tendered in the Offer any and all of such Stockholder’s Covered Company Shares and (ii) if such Stockholder acquires any additional Covered Company Shares after the tenth (10th) Business Day following the commencement of the Offer, to validly tender or cause to be validly tendered into the Offer all of such Stockholder’s additional Covered Company Shares, in each case, pursuant to and in accordance with the terms of the Offer and free and clear of all Liens.

(b)       Each Stockholder further agrees that, once any of such Stockholder’s Covered Company Shares are tendered, such Stockholder will not withdraw, and not cause to be withdrawn, such Covered Company Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 6.1. In the event this Agreement has been validly terminated in accordance with Section 6.1, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return to the Stockholder all Covered Company Shares such Stockholder tendered in the Offer. At all times commencing with the date hereof and continuing until the valid termination of this Agreement in accordance with its terms, each Stockholder shall not tender any of such Stockholder’s Covered Company Shares into any tender or exchange offer commenced by a Person other than Parent, Merger Sub or any other Subsidiary of Parent.

Section 2.2      Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, until the termination of this Agreement in accordance with its terms, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, each Stockholder shall, in each case to the fullest extent that such Stockholders’ Covered Company Shares are entitled to vote thereon, vote against (a) any action or agreement that would reasonably be expected to result in the failure of any of the offer conditions in Annex I of the Merger Agreement to be satisfied, (b) any Acquisition Proposal and (c) any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with or prevent the consummation of the Offer or the Merger or the other Transactions.

ARTICLE III
OTHER COVENANTS

Section 3.1      Support. Each Stockholder shall use its reasonable best efforts to provide complete and accurate information to, and as reasonably requested by, Parent, Merger Sub, the Company or any Governmental Entity or other Person in connection with the making of any filings to or with, or obtaining any consent of, any Governmental Entity with respect to the Merger Agreement, the Offer or the Merger.

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Section 3.2      Litigation. Each Stockholder agrees not to, and to cause each of its affiliates not to, commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any action, suit, claim, charge, litigation, arbitration or proceeding against Parent, the Company or any of their respective directors or officers related to the Offer, the Merger Agreement or the Merger, including any such suit, claim, charge, litigation, arbitration or proceeding (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement; provided that the foregoing shall not limit any and all actions taken by Stockholder in response to any claims commenced against such Stockholder.

Section 3.3      Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Shares or the Preferred Shares by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Common Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Company securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.4      Lock-Up. Each Stockholder hereby covenants and agrees that between the date hereof and the termination of this Agreement in accordance with its terms, such Stockholder will not (a) Transfer any Covered Company Shares or (b) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or materially impeding such Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, such Stockholder may Transfer any or all of its Covered Company Shares to any Subsidiary or Affiliate of such Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Company Shares or any interest in any of such Covered Company Shares is Transferred shall have executed and delivered to Parent and Merger Sub a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement.

Section 3.5      Appraisal Rights. Each Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

Section 3.6      Disclosure. Each Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC or the rules of any national securities exchange and, to the extent required by applicable Law, in the Schedule TO (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Covered Company Shares and the nature of its commitments, arrangements and understandings under this Agreement.

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Section 3.7      Public Statements. Except as required by applicable law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, each of Parent, Merger Sub and each Stockholder shall not, and shall not permit any of its Subsidiaries to, or authorize or permit any affiliate, director, officer, trustee, employee or partner of such Person or any of its Subsidiaries or any Representative of such Person or any of its Subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger, the Offer or any of the other transactions contemplated by the Merger Agreement or by this Agreement that is inconsistent with the transactions contemplated by this Agreement or the Merger Agreement.

Section 3.8       Waiver. Each Stockholder that is or becomes a holder of Series A Preferred Stock hereby waives any notice that such Stockholder may be entitled to with respect to the Offer, the Merger or the Merger Agreement pursuant to the Certificate of Designations (including, without limitation, any notice under Section 12 of the Certificate of Designation).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub as to itself as follows:

Section 4.1       Qualification and Organization. Such Stockholder is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, as applicable. Such Stockholder has all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement. Such Stockholder is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 4.2      Authority Relative to this Agreement; No Violation.

(a)       Each Stockholder has all requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the governing body of such Stockholder and no other entity proceedings on the part of such Stockholder are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

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(b)       No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by such Stockholder of the transactions contemplated by this Agreement, except in each case, the failure of which to receive or obtain as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

(c)       The execution and delivery by such Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (A) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any contract or agreement to which such Stockholder is a party or (B) result in the creation of any Liens upon any of the properties or assets of such Stockholder, (ii) conflict with or result in any violation of any provision of the organizational documents, in each case as amended or restated, of such Stockholder or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 4.3      Ownership of Shares. Such Stockholder Beneficially Owns the Existing Common Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any Liens, and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Existing Common Shares or the Existing Preferred Shares) other than this Agreement, the Certificate of Designations and any limitations or restrictions imposed under applicable securities Laws. The Existing Common Shares set forth opposite such Stockholder’s name on Exhibit A constitute all of the Shares Beneficially Owned by such Stockholder. Together, the Existing Common Shares set forth opposite such Stockholder’s name on Exhibit A constitute all of the Covered Company Shares, Beneficially Owned by such Stockholder.

Section 4.4      Investigation; Litigation. To the actual knowledge of such Stockholder, (a) there is no investigation or review pending or threatened by any Governmental Entity, (b) there are no actions, suits, claims, charges, litigation, arbitrations or proceedings pending or threatened by or before any Governmental Entity against such Stockholder or any of its properties or assets and (c) there are no laws, executive orders, rulings, injunctions or other orders of any Governmental Entity outstanding binding on such Stockholder or any of its respective properties or assets, in each case, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.

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Section 4.5      Merger Agreement. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon, and Parent and Merger Sub would not enter into the Merger Agreement without, such Stockholder’s execution and delivery of this Agreement.

Section 4.6      The Stockholders Have Adequate Information. Each Stockholder is a sophisticated seller with respect to the Covered Company Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding tendering the Covered Company Shares in the Offer and has independently and without reliance upon the Parent or Merger Sub and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and several, represent and warrant to each Stockholder as to itself as follows:

Section 5.1      Qualification and Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, as applicable. Each of Parent and Merger Sub has all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such entity’s ability to perform and comply with its covenants and agreements under this Agreement. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such entity’s ability to perform and comply with its covenants and agreements under this Agreement.

Section 5.3      Binding Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

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ARTICLE VI
TERMINATION

Section 6.1      Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the delivery of written notice of termination by the Stockholders to Parent and Merger Sub following any amendment, modification, change or waiver to any provision of the Merger Agreement that decreases the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement), (c) the Company Board or any authorized committee thereof has effected a Change of Board Recommendation in accordance with the terms and conditions of the Merger Agreement and (d) the Effective Time. In the event of any such termination of this Agreement, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (x) this Article VI and Article VII shall survive any such termination and each remain in full force and effect and (y) no Party shall be relieved or released from any liability or damages arising from a Willful and Material Breach of any provision of this Agreement arising prior to such termination.

ARTICLE VII
MISCELLANEOUS

Section 7.1      Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Time except that this Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Acceptance Time, which shall survive to the extent expressly provided for herein.

Section 7.2      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. Except as otherwise provided in this Agreement, all rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Company Shares.

Section 7.3      Amendment; Waiver. Subject to applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

Section 7.4      Entire Agreement; Counterparts. This Agreement (including the exhibit hereto) constitutes the entire agreement of the Parties, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment will be effective as delivery of a manually executed counterpart of this Agreement.

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Section 7.5      Governing Law; Venue; Waiver of Jury Trial; Specific Performance.

(a)       This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)       Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the Parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.5. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS

SECTION 7.4(c).

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(d)       The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (i) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (ii) the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Stockholders’ or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other Party in the case of Fraud or Willful and Material breach of this Agreement.

Section 7.6      Notices. Any notices or other communications to any Party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the Party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

IAC/InterActiveCorp

555 West 18th Street
New York, NY

Tel: (212) 314-7376

Fax: (212) 632-9551

Attention: Gregg Winiarski
Email: Gregg.winiarski@iac.com

with a copy to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, NY 10036
Fax: (917) 777-3743

Attention: Brandon Van Dyke

                  Richard L. Oliver

Email: brandon.vandyke@skadden.com

            richard.oliver@skadden.com

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If to any Stockholder, addressed to it at:

Tenzing Global Management, LLC

90 New Montgomery, Suite 650

San Francisco, CA 94105

Attention: Chet Kapoor

Email: ckapoor@tenzing-global.com

with a copy to (for information purposes only):

Morrison & Foerster LLP

425 Market St

San Francisco, CA 94105

Attention: Murray A. Indick

Email: mindick@mofo.com

Section 7.7      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 7.8      Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.9      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.10    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and each of the Parties agree that this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights, benefits or remedies of any nature whatsoever hereunder, including the right to rely upon the representations and warranties set forth herein; provided that, notwithstanding the foregoing, the Company shall be a third party beneficiary of Section 3.8 of this Agreement.

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Section 7.11      Construction. The Parties have participated jointly in negotiating and drafting this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.12      Exhibit. The Exhibits to this Agreement are hereby incorporated and made a part of this Agreement and is an integral part of this Agreement.

Section 7.13      Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

Section 7.14      Stockholder Capacity. Each Stockholder is executing and entering into this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director, officer, employee, agent or consultant of the Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of the Company in the taking of any actions (or failure to act) in his or her capacity as a director of the Company, or in the exercise of his or her fiduciary duties as a director of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director, and no action taken solely in the capacity as a director of the Company shall be deemed to constitute a breach of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.

IAC/InterActiveCorp

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Executive Vice President and General Counsel

Buzz Merger Sub Inc.

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Vice President and Assistant Secretary

[SIGNATURE PAGE TO TENZING SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.

STOCKHOLDER:

Tenzing Global Management LLC

By:
	Name:	Chet Kapoor
	Title:	Managing Partner

Tenzing Global Investors Fund I LP

By: Tenzing Global Investors LLC, its sole General Partner

By:
	Name:	Chet Kapoor
	Title:	Managing Partner

[SIGNATURE PAGE TO TENZING SUPPORT AGREEMENT]

EXHIBIT A
EXISTING COMMON SHARES

Stockholder	Number of Existing Common Shares
Tenzing Global Investors Fund I LP	1,843,098
Tenzing Global Management LLC	726,902